EXHIBIT 10.3

4055 Technology Forest Blvd, Suite 210
The Woodlands, TX 77381

September 7, 2015

Mr. Theodore M. Wright
796 Stendal Road
Lewistown, MT 59457

Dear Theo:

We want to acknowledge your decision to retire as our Chief Executive Officer and President and thank you for your dedicated service and commitment to Conn’s, Inc. (the “Company”).

The purpose of this letter is to memorialize certain terms by which you will continue to be employed by the Company as the Company’s Executive Chairman of the Board of Directors (the “Board”) and thereafter serve as its Non-Executive Chairman of the Board and Senior Advisor to the Company following your service as Executive Chairman.

1.
Executive Chairman. Your voluntary retirement as Chief Executive Officer and President shall become effective on September 7, 2015 (the “Transition Date”). Following the Transition Date, you agree to serve as Executive Chairman through January 31, 2016 (the “Transition Period”); provided, however, that (i) the Company may terminate the Transition Period at any time for Cause, as defined in your Executive Severance Agreement, dated December 5, 2011, as amended by that certain first amendment and second amendment thereto (the “Executive Severance Agreement”), and (ii) the Board may select another individual to serve as Chairman of the Board (in which case you will continue to provide Transition Services (as defined below) during the remainder of the Transition Period and you will continue to serve as a member of the Board until your service ends in accordance with the Company’s bylaws). In addition to the duties normally assigned to an Executive Chairman of a publicly-traded corporation, you agree to provide transition and other related services to the Company (“Transition Services”) during the Transition Period to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer and President. During the Transition Period, your compensation and benefits arrangements will continue at the same level as in effect immediately prior to the Transition Date. If you voluntarily resign as Executive Chairman or as a member of the Board, in either case for any reason prior to January 31, 2016, the Transition Period will immediately terminate as of the effective date of such termination.

2.
Non-Executive Chairman. If the Transition Period continues through January 31, 2016, then following the Transition Period, you agree to serve as Non-Executive Chairman; provided that the Board may select another individual to serve as Chairman of the Board (in which case you would continue to serve as a member of the Board until your service ends in accordance with the Company’s bylaws) or you may resign as Chairman of the Board at any time, and your service as Non-Executive Chairman shall automatically cease if you cease to serve on the Board for any reason. During the period in which you are serving as Non-Executive Chairman, you shall be compensated in accordance with the Company’s nonemployee director compensation policy, as in effect from time to time. Nothing in this letter shall confer any right or expectation that you will continue to be nominated or serve as a member of the Board for any specified period of time.

3.
Senior Advisor. If the Transition Period continues through January 31, 2016, then following the Transition Period, you also agree to serve as Senior Advisor to the Company for a period of 18 months (the “Consulting Period”); provided that (i) you may terminate the Consulting Period earlier than as set forth herein following thirty (30) days’ prior written notice of such termination to the Company, and (ii) the Company may terminate the Consulting Period at any time for Cause, as defined in your Executive Severance Agreement. During the Consulting Period, you agree to use good faith efforts to make yourself available to, and as requested by, the Company to provide advice and counsel to the Company’s leadership, which may include both senior management and the Board. There is no set time commitment related to your services as a Senior Advisor. During the Consulting Period, all awards held by you under the Company’s Amended and Restated 2003 Incentive Stock Option Plan and/or the Company’s 2011 Omnibus

Incentive Plan (the “Equity Awards”) shall continue to vest and, if applicable, be exercisable, as if you had remained an employee of the Company during the Consulting Period, but you shall not receive any other compensation or benefits for your services as Senior Advisor.

4.
Executive Severance Agreement. You and the Company hereby acknowledge and agree that your voluntary retirement as Chief Executive Officer and President of the Company does not entitle you to any benefits under your Executive Severance Agreement. Accordingly, effective on the Transition Date your Executive Severance Agreement shall terminate; provided, however, you acknowledge that you shall continue to be bound by the covenants set forth in Section 7 of the Executive Severance Agreement including, without limitation, the non-disclosure, non-competition and non-solicitation covenants set forth therein. In consideration for the continued vesting of your Equity Awards during the Consulting Period, as described above, the non-competition and nonsolicitation covenants set forth in Section 7 of your Executive Severance Agreement shall continue for 36 months after the last day of the Transition Period, determined without regard to any early termination thereof by either you or the Company.

5.	Additional Covenants. In addition to the non-disclosure, non-competition and non-solicitation covenants set forth in your Executive Severance Agreement, as amended herein:

(a)You agree on your own behalf and on behalf of, through or in association with any other person or entity, that during the period of your employment with the Company (including the Transition Period), the Consulting Period and for a period of 36 months following the last day of your Transition Period, determined without regard to any early termination thereof by either you or the Company, you will not, in any manner, directly or indirectly, take any of the following actions: (a) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any securities, including any debt securities (“Securities”) of the Company, or beneficial ownership thereof, or any Securities convertible or exchangeable into or exercisable for any Securities of the Company, or beneficial ownership thereof (other than Securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company with respect to any Securities beneficially owned by you on the date hereof or Securities issued to you upon the exercise or settlement of any Equity Awards held by you as of the date hereof) if such acquisition would, directly or indirectly, cause you together with your affiliates to have a beneficial ownership interest, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of five percent (5%) or more of the issued and outstanding capital stock of the Company, (b) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any property, asset or business of the Company or any of its affiliates, (c) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, any ownership interest in any joint venture in which the Company or any of its affiliates is a party or any ownership interest in any partner of the Company or any of its affiliates in such a joint venture, (d) propose to any person, or effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, (e) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) to vote in favor of any proposal for which such solicitation is being made (other than any proposal supported by the Board), or seek to advise or influence any person with respect to the voting of, any voting securities of the Company for any purpose, (f) form, join, encourage, influence, advise or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, (g) otherwise act, alone or in concert with others, other than in your role as an officer or director of the Company, to seek to control, advise, change or influence the management, Board, governing instruments, policies or affairs of the Company, (h) disclose any intention, plan or arrangement inconsistent with the foregoing or (i) encourage, advise, assist or facilitate the taking of any actions by any other person in connection with any of the foregoing. You further agree that, if at any time during such period, you are approached, directly or indirectly, by any third party concerning your participation in any of the above-mentioned matters, you shall promptly inform the Company of the nature of any such matters and the parties involved.

(b)In addition to, and not in limitation of, any duties that you may already owe to the Company by virtue of your prior service as a director or officer of the Company, you, on your own behalf or on behalf of, through or in association with any other person or entity, agree that you shall not directly or indirectly, for yourself or on behalf of any other person, participate in, invest in, purchase, or otherwise pursue in any manner any business opportunity that the Company is currently pursuing or has pursued during your service as a director or officer of, or Senior Advisor to, the Company, or that you have otherwise been made aware of as a result of your service as a director or officer of, or Senior Advisor to, the Company.

(c)You agree to cooperate fully with the Company and its counsel with respect to any litigation, investigation, government proceedings or general claims which relate to matters with which you were involved during the term of employment or service with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews and providing truthful testimony in depositions, court proceedings and administrative hearings as necessary for the Company to lawfully defend or prosecute claims, and in general providing the Company and its counsel with the full benefit of your knowledge with respect to any such matter. You agree to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

(d)You shall be entitled to indemnification in connection with any claims asserted against you relating to your employment with the Company or your service on the Board, to the maximum extent provided under the terms of the Indemnification Agreement, dated October 22, 2003 between you and the Company, the Company’s charter and by laws or any other applicable documentation, in accordance with the terms and conditions set forth therein.

(e)Furthermore, you will not take any actions that would reasonably be expected to be detrimental to the interests of the Company or make derogatory statements, either written or oral, to any third party, or otherwise publicly disparage the Company or its products, services, or present or former employees, officers or directors, and will not authorize others to make such derogatory or disparaging statements on your behalf. Similarly, the Company will instruct its executive officers and directors not to make derogatory statements, either written or oral, to any third party, or otherwise publicly disparage you, and will not authorize others to make such derogatory or disparaging statements on its behalf. This provision does not, and is not intended to, preclude you, the Company or any of its employees or directors from providing truthful testimony in response to legal process or governmental inquiry.

(f)Any portion of the payments and benefits provided under this letter agreement, as well as any other payments and benefits which you receive pursuant to a Company plan or other arrangement, shall be subject to clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule or any other applicable law, regulation or stock exchange requirement.

(g)You agree that during the Transition Period and the Consulting Period, you will continue to comply with all Company policies that apply (i) to Company employees and Board members while serving as Executive Chairman, and (ii) Board members while serving in your role as Non-Executive Chairman.

Again, thank you for your dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

CONN’S, INC.

By: _______________________________
Lead Independent Director, on Behalf of the Board of Directors

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

___________________________
THEODORE M. WRIGHT